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                                      FORM 8-K

                                   CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

          Date of report  (Date of earliest event reported):  June 9, 1999

                             BRITE VOICE SYSTEMS, INC.
                             -------------------------
      (Exact name of Registrant as specified in its Articles of Incorporation)

          Kansas                     0-17920                  48-0986248
----------------------------     ----------------         ------------------
(State or other jurisdiction     (Commission File          (I.R.S. Employer
     of incorporation)               Number)              Identification No.)


250 International Parkway, Suite 300, Heathrow, Florida          32746
-------------------------------------------------------        ----------
(Address of principal executive offices)                       (Zip code)

Registrant's telephone number, including area code: (407) 357-1000

                                    Not Applicable
                                  ------------------
                           (Former name, or former address,
                            if changed since last report)

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

     On June 9, 1999, InterVoice, Inc. ("InterVoice"), through its wholly-owned subsidiary, InterVoice Acquisition Subsidiary III, Inc., a Nevada corporation ("InterVoice Subsidiary") completed the purchase of 9,158,155 shares of the common stock, no par value (collectively, the "Shares"), of Brite Voice Systems, Inc. (the "Company") pursuant to a tender offer by InterVoice Subsidiary to purchase 9,158,155 Shares at a purchase price of $13.40 per Share, net to the seller in cash, without interest, on the terms and subject to the Tender Offer Statement on Schedule 14D-1 filed with the Securities and Exchange Commission on May 3, 1999, which, together with all amendments or supplements thereto, constituted the "Offer". The number of Shares purchased in the Offer represents approximately 75% of the issued and outstanding Shares. InterVoice Subsidiary purchased the Shares in connection with that certain Acquisition Agreement and Plan of Merger among InterVoice, InterVoice Subsidiary, and the Company dated as of April 27, 1999 (the "Merger Agreement"). The Merger Agreement provides that InterVoice Subsidiary will acquire the remaining 25% of the outstanding Shares in a merger (the "Merger"), whereby each Share will be exchanged for shares of common stock, no par value, of InterVoice valued at $13.40. The exchange ratio in the Merger will be determined based on the average closing price of an InterVoice share for the 25 trading days preceding the Merger.

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     As a result of the Merger, the Company will become a wholly-owned subsidiary of InterVoice.

     The funds utilized by InterVoice Subsidiary to acquire the Shares tendered in the Offer were approximately $135 million. The funds were made available pursuant to a credit agreement with Bank of America National Trust & Savings Association and certain other financial institutions, pursuant to which InterVoice Subsidiary is to be provided financing in an aggregate amount of up to $150 million. All of the shares acquired in the Offer have been pledged to Bank of America National Trust & Savings Association and the other lenders as collateral for the financing.

     As contemplated by the Merger Agreement, (i) three members of the Company's Board of Directors, John F. Kelsey, III, Alan C. Maltz and Scott A. Maltz have resigned as Directors, (ii) the number of Directors has been established at ten, and (iii) seven persons designated by InterVoice have been named to the Board. The designees are David A. Berger, Gordon H. Givens, Rob-Roy J. Graham, Daniel D. Hammond, Dwain H. Hammond, Dean C. Howell and M. Gregory Smith.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits.

     2.1 Acquisition Agreement and Plan of Merger by and among InterVoice, Inc., InterVoice Acquisition Subsidiary III, Inc., and Brite Voice Systems, Inc. dated as of April 27, 1999 (incorporated herein by reference to Exhibit 1 to the Schedule 14D-9 filed by the Company on May 3, 1999).


                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   BRITE VOICE SYSTEMS, INC.


                                   By:  /s/ Glenn A. Etherington
                                        ------------------------
                                        Glenn A. Etherington
                                        Chief Financial Officer


Dated: June 22, 1999

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